AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON February 14, 2003

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):  January 31, 2003

Commission file number: 1-07151

THE CLOROX COMPANY
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of
incorporation or organization)

1-07151	31-0595760
(Commission File Number)	(I.R.S. Employer Idenfification No.)

1221 Broadway, Oakland, California 94612-1888
(Address of principal executive offices)    (Zip code)

(510) 271-7000
(Registrant's telephone number, including area code)

ITEM 5.  OTHER EVENTS

            On January 31, 2003 The Clorox Company ("Clorox") and The Procter & Gamble Company ("P&G") completed the formation of a joint venture (the "Joint Venture") to engage in the food and trash bags, containers and wraps business.  The Joint Venture includes all of Clorox's Glad bags, containers and wraps business.  P&G's contribution to the Joint Venture includes a royalty-free exclusive license to use a range of current and future patents, trademarks and other proprietary technologies developed by P&G.  During the first 10 years of the Joint Venture (15 years if the Joint Venture exercises a renewal option), up to 30 full-time equivalent research and development employees of P&G will be made available to the Joint Venture.  The Joint Venture will reimburse P&G for P&G's cost of providing such employees.

The profits and losses and cash flow of the Joint Venture will be allocated 90% to Clorox and 10% to P&G, subject to a phase-in of P&G's economic interest through December 31, 2004.  During the period ending December 31, 2003, all profits and losses and cash flow of the Joint Venture will be allocated to Clorox.  From January 1, 2004 through December 31, 2004, Clorox will receive 95% of all profits and losses and cash flow of the Joint Venture.  P&G has an option to purchase a portion of Clorox's economic interest in the Joint Venture and thereby increase P&G's economic interest by 10%.  If P&G exercises its option the additional 10% economic interest it acquires would not be subject to the economic phase-in described above.  Under the Joint Venture Clorox retains operational control of the Glad business.

The initial term of the Joint Venture is 20 years.  The Joint Venture can be terminated early under certain circumstances including, at the option of P&G, upon a change in control of Clorox, or, at either party's option, upon the sale by Clorox of the Joint Venture business.  Upon termination of the Joint Venture for any reason, Clorox will purchase P&G's Joint Venture interest for a cash purchase price equal to the fair market value of such interest as determined pursuant to an agreed valuation procedure.  Following termination of the Joint Venture the Glad business will retain the exclusive intellectual property license granted by P&G to the Joint Venture for the licensed products that the Joint Venture markets.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

THE CLOROX COMPANY
Date: February 14, 2003	By: /s/ Peter D. Bewley Peter D. Bewley Senior Vice President – General Counsel and Secretary